Exhibit 99.1

   The Pepsi Bottling Group Delivers Another Quarter of Double-Digit
                            Revenue Growth;
   Company Raises Full-Year Earnings Guidance on Strength of Results


    SOMERS, N.Y.--(BUSINESS WIRE)--July 11, 2006--The Pepsi Bottling Group, Inc. (NYSE:PBG) today reported second quarter 2006 net income of $148 million, or diluted earnings per share (EPS) of $0.61, including a $0.04 EPS expense due to the 2006 adoption of FAS 123(r) Share-Based Payment and a $0.03 EPS expense related to the devaluation of the Turkish lira. Excluding these expenses, PBG delivered diluted EPS of $0.69 for the second quarter. These results compare to reported net income in the second quarter 2005 of $148 million, or $0.59 per diluted share.

    -- PBG delivered robust revenue growth, up 10 percent on a worldwide basis. Revenue improved in each of the Company's geographic segments.

    -- PBG grew its worldwide physical case volume by four percent in the second quarter. PBG's U.S. and Canada segment delivered a five-percent volume increase, primarily driven by strong non-carbonated beverage sales. The Company's European business generated six-percent volume growth and its Mexico operations turned in a two-percent volume improvement on a physical case basis. All volume results are on a constant territory basis. (See Editor's Note.)

    -- Worldwide net revenue per case was up four percent for the quarter, including a three-percent improvement in the U.S.

    -- Reported operating income increased four percent in the second quarter including the six-percent negative impact of FAS 123(r). Excluding this expense, operating income was up 10 percent, with strong performance in each of PBG's segments.

    -- As a result of its strong performance year-to-date, PBG is raising its full-year volume and earnings guidance. The
        Company is raising its operating free cash flow expectations as well.

    "We're very pleased with the continued growth we've seen in our topline performance," said John T. Cahill, PBG Chairman and Chief Executive Officer. "In the U.S. and Canada, our non-carbonated beverages were the preferred choice of consumers, growing at a double-digit rate. Significant distribution gains for Lipton Iced Tea, Tropicana juice drinks and our energy portfolio fueled our U.S. volume improvement this quarter, while Canada benefited from Lipton and Dole innovation. We saw similar strength in our U.S. water business, with double-digit growth in both cold drink and take-home volume. Our total carbonated soft drink business was about flat in the U.S., but trademark Mountain Dew was a stand-out with mid-single-digit growth. We also continued our progress in advancing our Customer Connect service agenda. Among other things, this work is helping us reduce out-of-stocks throughout the supply chain, further boosting our volume growth."
    Mr. Cahill continued, "Our business in Mexico delivered double-digit revenue growth in the second quarter, which led to robust profit results. In Europe, our topline results were solid as well, led by our businesses in Russia and Turkey. These two markets continue to be growth engines for our European business with steady volume increases in carbonated and non-carbonated beverages."
    In the U.S., another quarter of outstanding execution in the marketplace drove PBG's physical case volume growth, which was up five percent in the second quarter. Cold drink volume grew three percent and the Company's take-home business accelerated at twice that rate, up six percent for the quarter. PBG Europe's six-percent increase reflects solid growth in carbonated and double-digit volume growth in non-carbonated beverages. In Mexico, carbonated soft drinks were up four percent on an eight-ounce basis reflecting the success of the upsizing initiative PBG introduced in the Mexico City area earlier this year. On a physical case basis, carbonated soft drinks were slightly positive in the quarter. Bottled water volume increased eight percent and jug water volume was down one percent.
    The Company's net revenue per case growth was solid across all of its geographic segments. The three-percent growth in the U.S. was driven by rate increases.
    In the second quarter, PBG's cost of goods sold (COGS) per case continued to follow the same trends from the previous quarter, increasing six percent. Gross profit improved eight percent in total dollars over the prior year. Gross profit per case was up three percent in the second quarter.
    The Company's selling, delivery and administrative (SD&A) expenses grew nine percent in the second quarter, including a two-percent increase due to the impact of FAS 123(r). Stronger than expected volume growth as well as fuel and pension expense increases were the primary drivers of this growth.
    PBG's second quarter results include a $9 million pre-tax expense related to the nearly 20-percent devaluation of the Turkish lira. This resulted in a $0.03 EPS expense and was driven primarily by PBG's U.S. dollar-denominated liabilities in Turkey.
    During the second quarter, PBG repurchased 3.6 million shares of common stock. Year to date, the Company has repurchased 7.9 million shares.
    PBG has made upward adjustments to its volume and financial guidance for fiscal year 2006. It now expects to generate worldwide volume growth of about four percent for the year, with the U.S. growing around three percent. The Company believes its reported operating income will be down one to up one percent for the year including the seven-point negative impact from the adoption of FAS 123(r). Excluding this impact, adjusted operating income is likely to grow six to eight percent for the year. Diluted EPS are projected to be $1.82 to $1.88 on a reported basis, which includes the $0.18 per share impact from FAS 123(r). On an adjusted basis, diluted EPS are forecast at $2.00 to $2.06. PBG now expects to generate operating free cash flow in the range of $510 to $530 million for the year.

    The Pepsi Bottling Group, Inc. (www.pbg.com) is the world's largest manufacturer, seller and distributor of Pepsi-Cola beverages with operations in the U.S., Canada, Greece, Mexico, Russia, Spain and Turkey. To receive company news releases by e-mail, please visit www.pbg.com.

    Listen in live to PBG's second quarter 2006 earnings discussion with financial analysts on July 11th at 11 a.m. (EDT) at http://www.pbg.com.

    Editor's Note:
    Constant territory calculations assume a 52-week year and all significant acquisitions made in the prior year were made at the beginning of that year. These calculations exclude all significant acquisitions made in the current year. PBG's fiscal year ends on the last Saturday in December and, as a result, a 53rd week was added to fiscal year 2005. Fiscal year 2006 has 52 weeks.

    Forward-Looking Statements:
    Statements made in this press release that relate to future performance or financial results of the Company are forward-looking statements which involve uncertainties that could cause actual performance or results to materially differ. PBG undertakes no obligation to update any of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties set forth in PBG's Securities and Exchange Commission reports, including PBG's annual report on Form 10-K for the year ended December 31, 2005.

    Non-GAAP Measures
    We prepare our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP). In an effort to provide investors with additional information regarding the Company's results we sometimes use "non-GAAP" financial measures, as defined by the Securities and Exchange Commission. Non-GAAP financial measures in this press release are generally accompanied by the most directly comparable GAAP financial measure. The differences between the GAAP and non-GAAP measures are reconciled either in the text of the press release or in the attachments. The Company presents "non-GAAP" financial measures when it believes such measures will be useful to investors in evaluating the Company's financial performance. Importantly, the Company believes non-GAAP measures should be considered in addition to, and not in lieu of, GAAP measures. These non-GAAP measures may be different from non-GAAP measures used by other companies.

    FAS 123(r)
    Effective in 2006, the Company adopted FAS 123(r) Share-Based Payment, which requires that all stock-based payments (including stock options) be expensed based on the fair value of the awards at the time of grant. Prior to 2006, in accordance with existing accounting guidelines, the Company was not required to recognize this expense, and the Company's financial results during fiscal year 2005 do not reflect this expense. As a result, in order to provide investors with a meaningful year-over-year comparison of the Company's financial performance, the Company has presented its second quarter actual results and its 2006 outlook relating to diluted EPS and operating income change under two methods - on a reported basis, which includes the impact of FAS 123(r) and on an adjusted basis, which excludes the impact of FAS 123(r). Management uses the latter, non-GAAP measure, to evaluate the Company's financial performance against internal budgets and targets (including under the Company's incentive compensation plans). In addition, management internally reviews the results of the Company excluding the impact of FAS 123(r) as we believe that these non-GAAP measures are useful for evaluating the Company's core operating results and facilitating comparison across reporting periods.

    Foreign Exchange Loss
    During the second quarter of 2006, PBG's Business Unit in Turkey generated a $9 million pre-tax foreign exchange loss on its U.S. denominated liabilities related to the nearly 20 percent devaluation of the Turkish lira that occurred in May 2006. This devaluation resulted in a $0.03 EPS charge in the quarter. Management believes that a significant devaluation in a foreign currency, resulting in a foreign exchange loss of this magnitude to PBG's results is unusual and outside the ordinary course of our business. As a result, in order to provide investors with a meaningful year-over-year comparison, the Company has presented its second quarter diluted EPS results on a reported basis and on an adjusted basis, which excludes the impact of this foreign exchange loss.

  Diluted Earnings Per Share - Second Quarter 2006
  ------------------------------------------------


                                          Diluted
                                        Earnings Per
                                           Share

        As Reported                        $0.61
        Impact of FAS 123(r)                0.04
        Foreign exchange loss               0.03
                                     -------------------

           As Adjusted                     $0.69*
                                     -------------------

* Each line item of diluted earnings per share is calculated to the fourth decimal place and then rounded to the second decimal place. Both the impact of FAS 123(r) and the foreign exchange loss are slightly higher than the amounts presented above.


    Operating Free Cash Flow (OFCF)
    Under FAS 123(r), excess tax benefits from the exercise of stock options are now required to be included in Cash Provided by Financing activities instead of Cash Provided by Operations. Therefore, effective first quarter of 2006, the Company has revised its definition of Operating Free Cash Flow (OFCF) to add back excess tax benefits from the exercise of stock options. We now define OFCF as Cash Provided by Operations, less capital expenditures, plus excess tax benefits from the exercise of stock options.
    The Company uses OFCF to evaluate the performance of its businesses, and management considers OFCF an important indicator of the Company's liquidity, including its ability to satisfy debt obligations, fund future acquisitions, pay dividends to common shareholders and repurchase Company stock.
    OFCF is a non-GAAP measurement and should be considered in addition to, not as a substitute for, Cash Provided by Operations, as well as other measures of financial performance and liquidity reported in accordance with U.S. GAAP. The Company's OFCF may not be comparable to similarly titled measures reported by other companies.
    PBG expects its full-year 2006 OFCF to be in the range of $510 to $530 million. We anticipate capital expenditures of approximately $735 million and Cash Provided by Operations plus the excess tax benefits from the exercise of stock options to be over $1.2 billion. We are unable to separately estimate the excess tax benefits from the exercise of stock options.


                    THE PEPSI BOTTLING GROUP, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS in millions, except per share amounts, unaudited


                                12 Weeks Ended       24 Weeks Ended
                              -------------------  -------------------
                               June 17,  June 11,   June 17,  June 11,
                                 2006      2005       2006      2005
                              --------- ---------  --------- ---------

Net revenues                  $  3,138  $  2,862   $  5,505  $  5,009
Cost of sales                    1,666     1,495      2,919     2,611
                               --------  --------   --------  --------

Gross profit                     1,472     1,367      2,586     2,398
Selling, delivery and
 administrative expenses         1,157     1,064      2,150     1,975
                               --------  --------   --------  --------

Operating income                   315       303        436       423
Interest expense, net               63        58        124       113
Other non-operating
 expenses, net                      10         1         10         1
Minority interest                   18        17         24        23
                               --------  --------   --------  --------

Income before income taxes         224       227        278       286
Income tax expense                  76        79         96        99
                               --------  --------   --------  --------

Net income                    $    148  $    148   $    182  $    187
                               ========  ========   ========  ========


Basic earnings per share      $   0.63  $   0.61   $   0.77  $   0.76
                               ========  ========   ========  ========

Weighted-average shares
 outstanding                       235       245        236       246


Diluted earnings per share    $   0.61  $   0.59   $   0.75  $   0.74
                               ========  ========   ========  ========

Weighted-average shares
 outstanding                       241       252        242       253


                    THE PEPSI BOTTLING GROUP, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                        in millions, unaudited


                                                     24 Weeks Ended
                                                  --------------------
                                                   June 17,   June 11,
                                                     2006       2005
                                                  ---------  ---------
Cash Flows - Operations
   Net income                                     $    182   $    187
   Adjustments to reconcile net income to net
    cash provided by operations:
        Depreciation                                   285        274
        Amortization                                     6          7
        Stock based compensation                        32          -
        Changes in working capital and other
         non-cash charges                             (178)      (154)
   Casualty insurance payments                         (31)       (31)
   Pension contributions                                (1)       (20)
   Other, net                                          (26)       (32)
                                                   --------   --------

Net Cash Provided by Operations                        269        231
                                                   --------   --------

Cash Flows - Investments
   Capital expenditures                               (359)      (316)
   Proceeds from sale of property, plant and
    equipment                                            4         12
   Acquisitions of bottlers, net of cash
    acquired                                             -         (1)
   Other investing activities, net                       4          6
                                                   --------   --------

Net Cash Used for Investments                         (351)      (299)
                                                   --------   --------

Cash Flows - Financing
   Borrowing activities, net                           510        209
   Dividends paid                                      (38)       (25)
   Excess tax benefit from exercise of stock
    options                                             10          -
   Treasury stock transactions                        (172)      (214)
                                                   --------   --------

Net Cash Provided by (Used for) Financing              310        (30)
                                                   --------   --------

Effect of Exchange Rate Changes on Cash and Cash
 Equivalents                                            (5)         1
                                                   --------   --------

Net Increase (Decrease) in Cash and Cash
 Equivalents                                           223        (97)
Cash and Cash Equivalents - Beginning of Period        502        305
                                                   --------   --------

Cash and Cash Equivalents - End of Period         $    725   $    208
                                                   ========   ========


Supplemental Information
-------------------------

Capital expenditures incurred                         (337)      (271)
Change in accounts payable related to capital
 expenditures                                          (22)       (45)
                                                   --------   --------
Cash paid for capital expenditures                    (359)      (316)


Note:  Certain reclassifications were made to our 2005 Condensed
 Consolidated Statement of Cash Flows to conform to the 2006 presentation.


                    THE PEPSI BOTTLING GROUP, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
                in millions, except per share amounts


                                               June 17,   December 31,
                                                 2006         2005
                                               ---------- ------------
Assets                                        (unaudited)
Current Assets
   Cash and cash equivalents                  $      725  $       502
   Accounts receivable, net                        1,551        1,186
   Inventories, net                                  647          458
   Prepaid expenses and other current assets         278          266
                                               ----------  -----------
      Total Current Assets                         3,201        2,412

Property, plant and equipment, net                 3,691        3,649
Other intangible assets, net                       3,780        3,814
Goodwill                                           1,513        1,516
Other assets                                         144          133
                                               ----------  -----------
      Total Assets                            $   12,329  $    11,524
                                               ==========  ===========

Liabilities and Shareholders' Equity
Current Liabilities
   Accounts payable and other current
    liabilities                               $    1,791  $     1,583
   Short-term borrowings                             215          426
   Current maturities of long-term debt              534          589
                                               ----------  -----------
      Total Current Liabilities                    2,540        2,598

Long-term debt                                     4,732        3,939
Other liabilities                                  1,101        1,027
Deferred income taxes                              1,396        1,421
Minority interest                                    519          496
                                               ----------  -----------
      Total Liabilities                           10,288        9,481
                                               ----------  -----------

Shareholders' Equity
   Common stock, par value $0.01 per share:
      Authorized 900 shares, issued 310
       shares                                          3            3
   Additional paid-in capital                      1,716        1,709
   Retained earnings                               2,420        2,283
   Accumulated other comprehensive loss             (277)        (262)
   Deferred compensation                             -            (14)
   Treasury stock: 75 shares and 71 shares
    at June 17, 2006 and December 31, 2005,
    respectively, at cost                         (1,821)      (1,676)
                                               ----------  -----------
      Total Shareholders' Equity                   2,041        2,043
                                               ----------  -----------
        Total Liabilities and Shareholders'
         Equity                               $   12,329  $    11,524
                                               ==========  ===========


                    The Pepsi Bottling Group, Inc.

                 Second Quarter 2006 Earnings Release
                 Segment Data by Quarter (unaudited)
                            (in millions)



                                        12 Weeks Ended
                                    ----------------------

                                     June 17,   June 11,   Growth vs.
                                      2006       2005      Prior Year*

                                    ----------------------------------
Net Revenues
-------------

U.S./Canada                          $   2,422  $   2,207       10%
Europe                                     386        356        8%
Mexico                                     330        299       11%
                                      --------------------------------
   Total net revenues                $   3,138  $   2,862       10%
                                      ================================


Operating Income
-----------------

U.S./Canada                          $     275  $     275        0%
Europe                                      12          8       41%
Mexico                                      28         20       44%
                                      --------------------------------
   Total operating income                  315        303        4%
Interest Expense, net                       63         58       11%
Other non-operating expense, net            10          1      **NM
Minority Interest                           18         17        3%
                                      --------------------------------
   Income before income taxes        $     224  $     227       -1%
                                      ================================


                                        24 Weeks Ended
                                    ----------------------

                                     June 17,   June 11,   Growth vs.
                                        2006       2005    Prior Year*

                                    ----------------------------------
Net Revenues
--------------

U.S./Canada                          $   4,458  $   4,056       10%
Europe                                     534        501        7%
Mexico                                     513        452       13%
                                      --------------------------------
   Total net revenues                $   5,505  $   5,009       10%
                                      ================================


Operating Income/(Loss)
-----------------------------------

U.S./Canada                          $     416  $     417        0%
Europe                                     (10)        (8)     **NM
Mexico                                      30         14      128%
                                      --------------------------------
   Total operating income                  436        423        3%
Interest Expense, net                      124        113       10%
Other non-operating expenses, net           10          1      **NM
Minority Interest                           24         23        3%
                                      --------------------------------
   Income before income taxes        $     278  $     286       -3%
                                      ================================


* Percentage change calculated using whole dollar amounts
** calculation not meaningful
For the twelve and twenty-four weeks ended June 17, 2006, operating income includes the impact of adopting FAS 123(r).
The comparable periods in 2005 have not been restated.


    CONTACT: For The Pepsi Bottling Group, Inc.
             Public Relations:
             Kelly McAndrew, 914-767-7690
             or
             Investor Relations:
             Mary Winn Settino, 914-767-7216